I-trax Contact:	PR Contact:	Investor Contact:
Janice MacKenzie	Karen Higgins	Jody Burfening / Chris Witty
I-trax, Inc.	Sagefrog Marketing	Lippert/Heilshorn & Associates, Inc.
(610) 459-2405 x109	(610) 831-5723	(212) 201-6609
jlmackenzie@i-trax.com	karenh@sagefrog.com	cwitty@lhai.com

FOR IMMEDIATE RELEASE

I-TRAX ANNOUNCES SECOND QUARTER RESULTS
Record Revenue of $28.2 Million - Restructuring Complete

CHADDS FORD, PA, August 11, 2005 -- I-trax, Inc. (Amex: DMX), an integrated provider of health and productivity management, today reported financial results for the second quarter ended June 30, 2005.

Second Quarter Results

For the quarter ended June 30, 2005, I-trax reported record net revenue of $28.2 million, up $3.8 million or 15.6% from the $24.4 million reported in last year’s second quarter and up $0.7 million or 2.5% from the $27.5 million posted in the first quarter of 2005. These increases were due primarily to growth in the company’s on-site primary care and pharmacy operations; I-trax had 183 facilities in operation on June 30, 2005, as compared to 181 on March 31, 2005 and 160 on June 30, 2004.

EBITDA for the quarter was $(15.4) million, versus $0.6 million for the comparable quarter of 2004. The second quarter operating loss was $(16.3) million, compared with $(0.7) million in the same period last year. The consolidated I-trax net loss was $(16.8) million for the quarter, or $(0.55) per share, compared to a loss of $(0.9) million, or $(0.04) per share, last year.

The company makes use of EBITDA (earnings before interest, taxes, depreciation and amortization) as a financial measure which it believes is a useful performance indicator. EBITDA is not a recognized term under generally accepted accounting principles, or "GAAP," and should not be considered as an alternative to net income/(loss) or net cash provided by operating activities, which are GAAP measures. A reconciliation of EBITDA to net income/(loss) appears at the end of this release.

Restructuring Impact

The reported quarterly loss includes charges totaling $15.4 million related to the previously-announced restructuring of the company’s health and productivity management services. The company performed a comprehensive review of its service contracts, delivery commitments, and technology requirements and determined that it could increase the effectiveness and efficiency of its health and productivity management services by more thoroughly integrating them into its on-site operations. As a result, the company has reduced staffing, discontinued further development of certain legacy technology systems, and determined that some associated contracts for stand-alone health management services were unprofitable and should be renegotiated.

As part of the restructuring, the company has taken $12.5 million in impairment charges related to goodwill from acquisitions in 2002 and 2003, certain other intangible assets, and capitalized software development expenses. In the six months ended June 30, 2005, I-trax had $0.8 million in capitalized software development costs, which have been included in the impairment charge this quarter. Also as part of the restructuring, the company accrued $0.8 million in employee severance and other restructuring related expenses and accrued $2.1 million in loss contract expenses.

Excluding all restructuring-related charges and accruals, the company’s operating loss for the quarter ended June 30, 2005 was $(0.9) million, and EBITDA was $43,000. Results for the first six months of 2005 versus 2004 are included in tables at the end of this release.

Management expects the restructuring and associated accruals will decrease expenses by approximately $1.0 million on a quarterly basis compared to actual results for the first half of 2005. Management also expects the renegotiation or termination of certain stand-alone productivity and health management contracts will reduce current and future quarterly revenues by approximately $550,000, which would yield an improvement in operating income of approximately $450,000 per quarter or $1.8 million annually.

Commenting on these results, Frank A. Martin, chairman, stated, “We achieved record revenue again this quarter and ended the period with 183 on-site facilities, while at the same time undertaking an in-depth review of our operations to enhance profitability and growth. The result was an important restructuring of our company, as previously announced. This action will enhance our ability to deliver a comprehensive set of health and productivity services and allow us to achieve a much deeper integration of our operations, cut costs, and focus on those areas where we feel our value is most compelling to customers - and where the potential for financial returns is most attractive. By integrating our services and terminating certain legacy products, we are leaner and more focused on the core services that first brought I-trax together with CHD Meridian.”

Cash Flow and Balance Sheet

Cash used in operations during the first half of 2005 was $1.8 million, due primarily to an increase in working capital, net of cash, of $1.5 million. Net cash used during the first half of 2005 was $538,000, reflecting cash from financing activities of $2.8 million (primarily use of the company’s credit facility) and cash for investment activities of $1.5 million. Investments were mainly for plant, property and equipment, as well as for capitalized software development costs subsequently impaired as part of the restructuring. On June 30, 2005, I-trax had cash of $3.3 million and debt of $11.0 million, compared with $3.8 million and $8.3 million, respectively, at the end of 2004.

Outlook

The company had previously indicated that it expected 2005 full year EBITDA of $5.0 million; this figure included the impact of capitalizing approximately $2.0 million in software development expenses. Excluding the effect of such capitalization, 2005 EBITDA was forecast to be approximately $3.0 million. However, due to the impact of the restructuring expenses and other accruals, 2005 EBITDA is now expected to be $(13.0) million. Excluding such expenses and the aforementioned $0.8 million charge for capitalized software development, 2005 EBITDA is now forecast to be approximately $2.6 million. During the second half of 2005, the company expects to be at a run rate EBITDA of approximately $850,000 per quarter, or $3.4 million on an annualized basis. Further detail is provided in the chart below.

	2005	2005	2005
	Original	Revised	2nd Half
	Guidance	Guidance	Run-rate

Net Revenue	$110.0 million	$110.0 million	$110.0 million

EBITDA	$5.0 million	$2.6 million	$3.4 million
Of which:
Capitalized Software Development Expense	$2.0 million	$0.8 million	--

Adjusted EBITDA	$3.0 million	$1.8 million	$3.4 million

Conference Call

I-trax will host a conference call at 11:00 a.m. EDT today. During the call, Frank A. Martin, chairman, R. Dixon Thayer, chief executive officer, Ray J. Fabius, president and chief medical officer, and David R. Bock, chief financial officer will discuss the company’s financial results. The telephone number for the conference call is 888-527-1593. Investors may also listen to the conference call by going to I-trax’s web site www.i-trax.com and selecting the conference link on the Investor Information page.

Investors will be able to access an encore recording of the conference call for one week by calling 706-645-9291 or 800-642-1687, Conference ID# 5671968. The encore recording will be available two hours after the conference call has concluded. Investors can also access a recording of this call on I-trax’s web site.

About I-trax
I-trax is a leading provider of integrated health and productivity management solutions formed by the merger of I-trax Health Management Solutions and CHD Meridian Healthcare. Serving nearly 100 clients at over 180 locations nationwide, I-trax offers wellness, disease management and on-site services. I-trax provides a comprehensive solution specifically designed for every individual regardless of location. The company is focused on improving health, satisfaction and productivity for individuals, while lowering the direct and indirect costs of healthcare related benefits. For more information, visit www.i-trax.com.

Safe Harbor Statement: This press release contains forward-looking statements that are based upon current expectations and assumptions, which involve a number of risks and uncertainties. Investors are cautioned that these statements may be affected by certain important factors, and consequently, actual operations and results may differ, possibly materially from those expressed in such statements. The important factors include, but are not limited to: demand for the merged companies' products and services and the merged companies' ability to execute new service contracts; uncertainty of future profitability; general economic conditions; the risk associated with a significant concentration of revenue with a limited number of customers; and the merged companies' ability to renew and maintain contracts with existing customers under existing terms. I-trax undertakes no obligation to update or revise any forward-looking statement. These and other risks pertaining to I-trax and CHD Meridian Healthcare are described in greater detail in I-trax's filings with the Securities and Exchange Commission.

Attached: Quarterly income statement, year-to-date income statement, balance sheet, and reconciliations

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004

Net revenue	$28,239	$24,384	$55,704	$25,831

Costs and expenses:
Operating expenses	21,855	19,117	43,006	19,814
Impairment of long-lived assets	12,470	-	12,470	-
Provision for loss contracts	2,116	-	2,116	-
Restructuring expenses	839	-	839	-
General & administrative expenses	6,341	4,651	11,844	6,672
Depreciation and amortization	916	1,357	1,968	1,792
Total Costs and expenses	44,537	25,125	72,243	28,278

Operating loss	(16,298)	(741)	(16,539)	(2,447)

Interest	177	163	304	776
Amortization of financing costs	80	12	125	47
Other	-	-	-	350
Loss before provision for income taxes	(16,555)	(916)	(16,968)	(3,620)

Provision for income taxes	252	-	259	-

Net loss	(16,807)	(916)	(17,227)	(3,620)

Weighted Average Shares	30,330,570	24,586,681	28,336,239	19,995,997

Loss per common share, basic and diluted	$(0.55)	$(0.04)	$(0.61)	$(0.18)

Reconciliation of net loss to EBITDA

Net Loss	$(16,807)	$(916)	$(17,227)	$(3,620)
Add: Depreciation and amortization	996	1,369	2,093	1,839
Add: Provision for income taxes	252	-	259	-
Add: Interest	177	163	304	776
EBITDA	$(15,382)	$616	$(14,571)	$(1,005)

Impairment of long-lived assets	12,470	-	12,470	-
Provision for loss contracts	2,116	-	2,116	-
Restructuring expenses	839	-	839	-
EBITDA, excluding restructuing-related activities	$43	$616	$854	$(1,005)

I-TRAX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30
Pro Forma (Unaudited)
(in thousands, except share data)

	2005	2004

Net revenue	$55,704	$49,186

Costs and expenses:
Operating expenses	43,006	37,842
Impairment of long-lived assets	12,470
Provision for loss contracts	2,116
Restructuring Expenses	839
General & administrative expenses	11,844	9,734 (1)
Depreciation and amortization	1,968	2,615 (2)
Total Costs and expenses	72,243	50,191

Operating loss	(16,539)	(1,005)

Interest	304	927 (3)
Amortization of financing costs	125	47
Other	-	350
Loss before provision for income taxes	(16,968)	(2,329)

Provision for income taxes	259	-

Net loss	(17,227)	(2,329)

Weighted Average Shares	28,336,239	24,586,681

Loss per common share, basic and diluted	$(0.61)	$(0.09)

Reconciliation of operating income to EBITDA

Net income (loss)	$(17,227)	$(2,329)
Add: Depreciation and amortization	2,093	2,662
Add: Provision for income taxes	259	-
Add: Interest	304	927
EBITDA	$(14,571)	$1,260

(1)	Includes pro forma adjustment to exclude $2,770 for transaction costs expensed in the period
(2)	Includes pro forma adjustment to include $435 for amortization of CHD Meridian intangibles
(3)	Includes pro forma adjustment to include $180 for interest on credit facility used to fund a portion of the acquisition of CHD Meridian

This condensed consolidated statement operations reflects unaudited pro forma results of operations for the six months ended June 30, 2004, giving effect to I-trax's acquisition of CHD Meridian as though the transaction had occurred on January 1, 2003.

I-trax, Inc. and Subsidiaries
Consolidated Balance Sheets
June 30, 2005 and December 31, 2004
Actual (Unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$3,267	$3,805
Accounts receivable, net	17,770	13,959
Other current assets	4,112	3,176
Total Current Assets	25,149	20,940

Property, Plant and equipment, net	3,781	6,719
Intangible assets, net	73,031	84,432
Other assets	61	61

Total Assets	$102,022	$112,152

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$6,481	$6,118
Other accruals and liabilities	20,495	14,796
Total Current Liabilities	26,976	20,914

Common stock warrants	-	-
Other long term liabilities	15,655	19,475
Total Liabilities	42,631	40,389

Shareholders' Equity
Preferred stock $0.001 par value, 2,000,000 shares authorized, 1,027,038 and 1,070,283 issued and outstanding, respectively	1	1
Common stock, $0.001 par value, 100,000,000 shares authorized, 30,716,890 and 26,226,818 shares issued and outstanding, respectively	30	25
Paid in capital	135,249	130,399
Retained earnings	(75,889)	(58,662)
Total Shareholders' Equity	59,391	71,763

Total Liabilities and Shareholders' Equity	$102,022	$112,152